Exhibit 99.1

                 PMC-Sierra Reports First Quarter 2004 Results

    SANTA CLARA, Calif.--(BUSINESS WIRE)--April 15, 2004--PMC-Sierra, Inc. (Nasdaq:PMCS):

        --  Q1 Net Revenues:         $78.7 million

        --  Q1 Non-GAAP Net Income:  $10.8 million or $0.06 per share

        --  Q1 GAAP Net Income:      $16.8 million or $0.09 per share

    PMC-Sierra, Inc. (Nasdaq:PMCS), a leading provider of high-speed broadband communications and storage semiconductors and MIPS-based microprocessors, today reported its first quarter results for the period ended March 28, 2004.
    Net revenues in the first quarter of 2004 were $78.7 million compared with $70.6 million for the fourth quarter of 2003 and $55.4 million for the same period a year ago. This represented an increase in revenues of 11.4 percent sequentially and 42.1 percent on a year-over-year basis. Networking revenues in the first quarter of 2004 increased 12.6 percent compared with networking revenues in the prior quarter. The Company did not have any non-networking revenue in the first quarter of 2004 compared with $0.8 million in non-networking revenue in the fourth quarter of 2003.
    Net income in the first quarter of 2004 on a non-GAAP basis was $10.8 million (non-GAAP diluted earnings per share of $0.06) compared with non-GAAP net income of $5.9 million (non-GAAP diluted earnings per share of $0.03) in the fourth quarter of 2003. GAAP net income in the first quarter of 2004 was $16.8 million (GAAP diluted earnings per share of $0.09). This compares to GAAP net income of $9.5 million in the fourth quarter of 2003 (GAAP diluted earnings per share of $0.05).
    Non-GAAP net income in the first quarter of 2004 excludes the following items: (i) a $1.8 million loss on the extinguishment of debt; (ii) an $8.6 million gain on sale of an investment; and (iii) $0.7 million amortization of deferred stock compensation (for a full reconciliation of GAAP versus non-GAAP financials on a quarterly basis, please see the schedule on page 6 of this release). The Company believes the additional non-GAAP measures provided are useful to investors for the performance of financial analysis. Management uses the non-GAAP measures internally to evaluate its in-period operating performance and planning for the Company's future periods. However, non-GAAP measures are neither in accordance with, nor are they a substitute for, GAAP measures.
    "PMC-Sierra recorded its fifth consecutive quarter of growth in revenues and profitability as we benefited primarily from improved service provider related spending," said Bob Bailey, president and CEO of PMC-Sierra. "We experienced a broad-based improvement in demand for our devices serving the broadband access, multi-service switching and metro transport markets."
    As previously announced in January 2004, the Company used cash in the first quarter to repurchase $106.9 million of its outstanding 3.75 percent convertible subordinated notes at par, plus $1.6 million in related accrued interest. At the end of the first quarter of 2004, the Company had $68.1 million of convertible subordinated notes outstanding on its balance sheet.
    New products and announcements in the first quarter of 2004 include the following:

    --  4G Fibre Channel Cut-Through-Switch Family for Storage
        Systems: PMC-Sierra introduced three 4G Fibre Channel Cut-Through-Switch (CTS) devices consisting of the CTS 20x4G, CTS 18x4G and the CTS 4x4G devices. The CTS product family enables storage OEMs to deliver low-cost 4G Fibre Channel disk enclosures with higher system performance and reliability than existing deployed systems. The CTS devices integrate PMC-Sierra's proven high-speed signal integrity together with an innovative FC switch architecture to provide a best-in-class solution for enterprise storage equipment. The CTS loop switch products are PMC-Sierra's third generation of products for Fibre Channel storage enclosures.

    -- TBS 2488: we introduced a backplane interface and switching device that implements conversion between data formats in SONET/SDH systems, such as Multi-Service Provisioning Platforms, Add/Drop Multiplexers, Digital Cross Connects, and Multi-Service Switches. The device supports four, eight-bit TelecomBus interfaces at 78 MHz, as well as three serial interfaces. The TBS 2488 also supports a 10G high-order cross-connect in both the ingress and egress directions.

    -- FREEDM devices: we introduced our fourth generation of high-level data link control packet processors that support highly-channelized termination of Point-to-Point Protocol, Frame Relay, ML-PPP, and ML-FR protocols. The new devices -- namely the 336A1024L, 84A1024L, and the 32A1024L -- are optimized for low latency applications such as Voice over IP through the integration of a second transmit queue per channel.

    -- Microprocessor Certification Results: in the first quarter of 2004, PMC-Sierra received the highest out-of-the-box scores ever recorded for a MIPS-based embedded microprocessor without L2 cache based on benchmark results from the Embedded Microprocessor Benchmark Consortium. EEMBC Certification Labs tested the RM5261A 64-bit MIPS-based processor at 400 MHz using benchmark suites that measure the expected device performance in networking and office automation systems. The five-stage pipeline RM5261A microprocessor demonstrated the highest performance and lowest power for any microprocessor in its class.

    -- SAS Plugfest Participation: PMC-Sierra demonstrated the interoperability of its QuadSMX 3G device at the Serial Attached SCSI (SAS) Plugfest in the first quarter of 2004. We demonstrated system interoperability with Maxtor's 3.5-inch form factor SAS Hard Disk Drive and multiple industry standard SAS controller implementations. This milestone is significant in providing a complete, end-to-end compatible system solution to enable server and storage system OEMs to accelerate the transition from parallel SCSI to Serial Attached SCSI.

    First Quarter 2004 Conference Call

    Management will review the first quarter 2004 results and provide guidance for the second quarter of 2004 during a conference call at 1:30 pm Pacific Time/4:30 pm Eastern Time today. To listen to the call, investors can access an audio webcast of the conference call on the Financial Webcasts section of our website at www.pmc-sierra.com/investorNews. A replay of this webcast will be posted and available two hours after the conference call has been completed. To listen to the conference call live by telephone, please dial 719-457-2633 approximately ten minutes before the start time. A phone replay will be available 15 minutes after the completion of the call and can be accessed by dialing 719-457-0820 (replay access code is 641718). A replay of the webcast will be available for five business days.

    Second Quarter 2004 Conference Call

    PMC-Sierra will be releasing its results for the second quarter of 2004 on July 15th. A conference call will be held that day to review the quarter and provide an outlook for the third quarter of 2004.

    About PMC-Sierra

    PMC-Sierra(TM) is a leading provider of high-speed broadband communications and storage semiconductors and MIPS-based microprocessors for Enterprise, Access, Metro Optical Transport, Storage Area Networking and Wireless network equipment. PMC-Sierra is included in the S&P 500 Index and is publicly traded on the NASDAQ Stock Market under the PMCS symbol. For more information, visit http://www.pmc-sierra.com.



                           PMC-Sierra, Inc.
                   NON-GAAP STATEMENTS OF OPERATIONS
             (in thousands, except for per share amounts)
                              (unaudited)

                                             Three Months Ended
                                       -----------------------------
                                        Mar 28,   Dec 28,   Mar 30,
                                        2004 (1)  2003 (2)  2003 (3)
Net revenues
 Networking                            $ 78,660  $ 69,851  $ 55,386
 Non-networking                               -       768         -
                                       --------- --------- ---------
 Total                                 $ 78,660    70,619    55,386

Gross profit
 Networking                              54,903    47,469    33,501
 Non-networking                               -       329         -
                                       --------- --------- ---------
 Total                                   54,903    47,798    33,501
                                       --------- --------- ---------

Gross profit %
 Networking                               69.8%     68.0%     60.5%
 Non-networking                               -     42.8%         -
 Total                                    69.8%     67.7%     60.5%

Other costs and expenses:
 Research and development                28,802    28,593    30,948
 Marketing, general and administrative   11,925    10,926    12,616
                                       --------- --------- ---------
Non-GAAP income (loss) from operations   14,176     8,279   (10,063)

Interest and other income
 (expense), net                             826       (80)      548
                                       --------- --------- ---------
Non-GAAP income (loss) before
 provision for income taxes              15,002     8,199    (9,515)

Provision for (recovery of)
 income taxes                             4,200     2,296    (2,665)
                                       --------- --------- ---------
Non-GAAP net income (loss)             $ 10,802  $  5,903  $ (6,850)
                                       --------- --------- ---------
                                       --------- --------- ---------

Non-GAAP net income (loss)
 per share - diluted                     $ 0.06    $ 0.03   $ (0.04)

Shares used to calculate non-GAAP net
 income (loss) per share - diluted:     192,300   190,694   171,402


    Non-GAAP adjustments

    The above amounts have been adjusted to eliminate the following:

    (1) $0.7 million amortization of deferred stock compensation, $1.8 million loss on extinguishment of debt and $8.6 million gain on sale of an investment.

    (2) $0.3 million amortization of deferred stock compensation, $2.5 million net charge for restructuring costs, $1.8 million elimination of a provision for potential litigation costs, $0.2 million gain on sale of property and investments, $3.5 million additional recovery of prior year income taxes and $0.9 million income tax effect related to these non-GAAP adjustments. The restructuring charge is comprised of $3.2 million additional excess facilities costs, and the reversal of $0.7 million excess accrual for workforce reduction costs related to our January 2003 restructuring plan.

    (3) $0.4 million amortization of deferred stock compensation, $6.6 million charge for restructuring costs consisting of $6.3 million for workforce reduction and $0.3 million for consolidation of excess facilities, $0.5 million gain on sale of other investments and $1.9 million income tax effect related to these non-GAAP adjustments.

    As a supplement to the Company's consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, the Company provides additional non-GAAP measures for income (loss) from operations, net income (loss) and net income (loss) per share in its press release.
    A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that the additional non-GAAP measures are useful to investors for the performance of financial analysis. Management uses these measures internally to evaluate its in-period operating performance and the measures are used for planning and forecasting of the Company's future periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.



                           PMC-Sierra, Inc.
                Reconciliation of Non-GAAP Adjustments
                            (in thousands)
                              (unaudited)

                                           Three Months Ended
                                    --------------------------------
                                      Mar 28,   Dec 28,     Mar 30,
                                       2004      2003        2003

Non-GAAP net income (loss)           $ 10,802   $ 5,903   $  (6,850)

Amortization of deferred
 stock compensation                      (697)     (270)       (412)
Restructuring costs:
 Workforce reduction                        -       732      (6,384)
 Excess facility and contract
  settlement costs                          -    (3,235)       (260)
Elimination of a provision for
 potential litigation costs                 -     1,750           -
Loss on extinguishment of debt         (1,845)        -           -
Gain on sale of investments             8,587       192         531
Additional recovery of prior
   year income taxes                        -     3,517           -
Income tax effect of above items            -       936       1,860
                                    ---------- --------- -----------
GAAP net income (loss)               $ 16,847   $ 9,525   $ (11,515)
                                    ---------- --------- -----------
                                    ---------- --------- -----------


                           PMC-Sierra, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (in thousands, except for per share amounts)
                              (unaudited)

                                           Three Months Ended
                                   ---------------------------------
                                      Mar 28,   Dec 28,     Mar 30,
                                       2004      2003        2003
Net revenues
 Networking                         $ 78,660   $ 69,851   $  55,386
 Non-networking                            -        768           -
                                   ---------- ---------- -----------
 Total                                78,660     70,619      55,386

Cost of revenues                      23,757     22,821      21,885
                                   ---------- ---------- -----------
 Gross profit                         54,903     47,798      33,501


Other costs and expenses:
 Research and development             28,802     28,593      30,948
 Marketing, general and
  administrative                      11,925      9,176      12,616
 Amortization of deferred
  stock compensation:
   Research and development                -          -         399
   Marketing, general and
    administrative                       697        270          13
 Restructuring costs                       -      2,503       6,644
                                   ---------- ---------- -----------
Income (loss) from operations         13,479      7,256     (17,119)

Interest and other income
 (expense), net                          826         27         548
Loss on extinguishment of debt        (1,845)         -           -
Gain on investments                    8,587         85         531
                                   ---------- ---------- -----------
Income (loss) before provision
 for income taxes                     21,047      7,368     (16,040)

Provision for (recovery of)
 income taxes                          4,200     (2,157)     (4,525)
                                   ---------- ---------- -----------
Net income (loss)                   $ 16,847   $  9,525   $ (11,515)
                                   ---------- ---------- -----------
                                   ---------- ---------- -----------

Net income (loss) per common
 share - basic                        $ 0.09     $ 0.05     $ (0.07)

Net income (loss) per common
 share - diluted                      $ 0.09     $ 0.05     $ (0.07)

Shares used in per share
 calculation - basic                 178,409    176,464     171,402
Shares used in per share
 calculation - diluted               192,300    190,694     171,402



                           PMC-Sierra, Inc.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                Mar 28,     Dec 28,
                                                 2004        2003
                                             (unaudited)

ASSETS:
Current assets:
 Cash and short-term investments (1)          $ 322,534   $ 411,928
 Accounts receivable, net                        28,928      21,645
 Inventories, net                                16,881      18,275
 Prepaid expenses and other current assets       17,299      12,547
                                             ----------- -----------
  Total current assets                          385,642     464,395

Investment in bonds and notes (1)                43,106      41,569
Other investments and assets                      9,139      11,336
Property and equipment, net                      20,289      20,750
Goodwill and other intangible assets, net         8,713       8,127
Deposits for wafer fabrication capacity           6,779       6,779
                                             ----------- -----------
                                              $ 473,668   $ 552,956
                                             ----------- -----------
                                             ----------- -----------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Accounts payable                              $ 29,600    $ 27,356
 Accrued liabilities                             43,935      50,240
 Income taxes payable                            40,298      36,171
 Accrued restructuring costs                     14,605      16,413
 Deferred income                                 17,858      15,720
 Current deferred income taxes                      554       1,051
                                             ----------- -----------
  Total current liabilities                     146,850     146,951

3.75% Convertible subordinated notes
 due August 15, 2006                             68,071     175,000
Deferred tax liabilities                            113         189

PMC special shares convertible into 2,897
 (2003 - 2,921) shares of common stock            4,434       4,519

Stockholders' equity
 Capital stock and additional paid in capital   882,819     870,857
 Accumulated other comprehensive income             932       1,838
 Accumulated deficit                           (629,551)   (646,398)
                                             ----------- -----------
  Total stockholders' equity                    254,200     226,297
                                             ----------- -----------
                                              $ 473,668   $ 552,956
                                             ----------- -----------
                                             ----------- -----------

    (1) Total cash and marketable investments, current and non-current, comprised of Cash and short-term investments plus
Investments in bonds and notes, totaled $365.6 million and $453.5 million at March 28, 2004 and December 28, 2003, respectively.



                           PMC-Sierra, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)

                                                 Three Months Ended
                                               ---------------------
                                                  Mar 28,   Mar 30,
                                                    2004      2003

Cash flows from operating activities:
 Net income (loss)                              $ 16,847   $(11,515)
 Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
   Depreciation and amortization                   4,898      9,110
   Loss on extinguishment of debt                  1,845          -
   Gain on sale of investments and other assets (8,587) (518) Changes in operating assets and liabilities:
    Accounts receivable                           (7,283)       924
    Inventories                                    1,394      2,600
    Prepaid expenses and other current assets     (5,721)     1,685
    Accounts payable and accrued liabilities        (705)    (7,703)
    Income taxes payable                           4,127     (4,302)
    Accrued restructuring costs                   (1,661)    (2,135)
    Deferred income                                2,138     (1,782)
                                               ---------- ----------
     Net cash provided by (used in)
      operating activities                         7,292    (13,636)
                                               ---------- ----------

Cash flows from investing activities:
 Purchases of short-term
  held-to-maturity investments                         -    (11,768)
 Purchases of short term
  available-for-sale investments                       -    (55,277)
 Proceeds from sales and maturities of
  short-term held-to-maturity investments              -     85,590
 Proceeds from sales and maturities of
  short-term available-for-sale investments       13,521     50,000
 Purchases of long-term held-to-maturity
  investments in bonds and notes                       -    (29,073)
 Purchases of long-term available-for-sale
  investments in bonds and notes                 (37,788)         -
 Proceeds from sales and maturities of
  long-term held-to-maturity investments
  in bonds and notes                                   -     42,240
 Proceeds from sales and maturities of
  long-term available-for-sale investments
  in bonds and notes                              51,935          -
 Purchases of investments and other assets          (800)      (700)
 Proceeds from sale of investments
  and other assets                                 9,916        676
 Purchases of property and equipment              (3,713)    (1,307)
 Purchase of intangible assets                      (663)         -
                                               ---------- ----------
     Net cash provided by investing activities    32,408     80,381
                                               ---------- ----------

Cash flows from financing activities:
 Repurchase of convertible subordinated notes   (106,929)         -
 Proceeds from issuance of common stock            7,550      2,069
                                               ---------- ----------
     Net cash provided by (used in)
      financing activities                       (99,379)     2,069
                                               ---------- ----------

Net increase (decrease) in cash
 and cash equivalents                            (59,679)    68,814
Cash and cash equivalents,
 beginning of the period                         292,811     75,833
                                               ---------- ----------
Cash and cash equivalents, end of the period    $233,132   $144,647
                                               ---------- ----------
                                               ---------- ----------

    CONTACT: PMC-Sierra
             Alan Krock, 408-988-1204
             or
             David Climie, 408-988-8276
             or
             Susan Kirk, 408-988-8515